SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant |_|
Filed by a Party other than the Registrant |X|

Check the appropriate box:

|_|     Preliminary Proxy Statement             |_|   Confidential, for Use of the
|_|     Definitive Proxy Statement                    Commission Only (as permitted by Rule
|_|     Definitive Additional Materials               14a-6(e)(2))
|X|     Soliciting Material Pursuant to Rule
        14a-11(c) or Rule 14a-12

          PROMETHEUS INCOME PARTNERS, a California limited partnership
                (Name of Registrant as Specified in Its Charter)

           PROMETHEUS DEVELOPMENT CO., INC., a California corporation
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|     No fee required.

|_|     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1)    Title of each class of securities to which transaction applies:


        (2)    Aggregate number of securities to which transaction applies:


        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):



        (4)    Proposed maximum aggregate value of transaction:


        (5)    Total Fee Paid:


|_|     Fee paid previously with preliminary materials:

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)     Amount previously paid:
(2)     Form, Schedule or Registration Statement no.:
(3)     Filing Party:
(4)     Date Filed:

                           PROMETHEUS INCOME PARTNERS

                               350 Bridge Parkway
                           Redwood City, CA 94065-1517
                                 (650) 596-5393

October 17, 2001

To the Limited Partners:

The General Partner is pleased to announce that it has now reached settlement with all parties in the Alderwood and Timberleaf hardboard siding and construction defects litigation. In total, from all Alderwood and Timberleaf settlements, defendants have agreed to pay Prometheus Income Partners (the Partnership) an aggregate of $14.6 million. Of this amount, the Partnership will receive a net amount of approximately $10.8 million.

As you know, throughout the summer the Partnership continued to pursue the previously announced acquisition of the outstanding limited partner units by PIP Partners-General, LLC, (PIP Partners) an affiliate of the general partner. The agreement as to the proposed merger expired on August 31, 2001. Since that time, the Partnership and PIP Partners have been evaluating options with respect to providing limited partners with the liquidity many of you have sought in a transaction that is both fair to the limited partners and commercially acceptable to PIP Partners. In light of new appraisals obtained and the settlements of the litigation, PIP Partners has indicated its intention to make a new proposal for an all cash merger. To better evaluate this proposal, the Partnership is now consulting with an investment banker to determine the fairness of any firm offer PIP Partners makes. As of this writing, barring any material changes in circumstances, it is anticipated that PIP Partners will propose a merger transaction in which the consideration to be offered in respect of each limited partner unit will be in excess of the minimum cash consideration previously proposed. This is, of course, only a statement of present intention and is subject to change due to any number of developments. There can be no assurance that such a transaction will be proposed or that any such transaction, if proposed, will be consummated.

If able to reach agreement on a revised merger proposal, the Partnership will file revised preliminary proxy materials with the Securities and Exchange Commission. You will be able to obtain the revised preliminary version of the proxy statement, and any other relevant documents, for free at the Securities and Exchange Commission's website at www.sec.gov.

Once a definitive proxy statement relating to a proposed transaction has been filed with the Securities and Exchange Commission, it will be distributed to limited partners. In such event, read the definitive proxy statement when you receive it because it will contain important information that expands upon and clarifies the information contained in this letter, including a detailed list of participants in the proxy solicitation, as well as their direct and indirect interests in the Partnership. Upon request, once they become available, the general partner will provide you for free with a definitive proxy statement, partnership Annual Report on Form 10-K for the year ended December 31, 2000, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001.

On behalf of the General Partner, I thank you and appreciate your patience and consideration of these matters.

                                  Prometheus Development Co., Inc., a California corporation

                                        /s/ John Murphy
                            -----------------------------------
                                  By:        John J. Murphy
                                  Title:    Vice President